UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 10, 2006

The Gymboree Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21250	942615258

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 278-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement
     On February 10, 2006, the Compensation Committee of the Board of Directors of The Gymboree Corporation adopted a discretionary bonus plan for fiscal 2006 (“2006 Bonus Plan”) for all employees, including executive officers. The Compensation Committee also approved performance goals for bonuses to be paid under the 2006 Bonus Plan based on quarterly and annual earnings per share performance. The 2006 Bonus Plan provides for payment of cash bonuses at specified target amounts calculated as a percentage of a participant’s base salary. If at least the minimum applicable performance goals are met, bonus payments will range from 25% to 150% of the target payout amounts depending on how actual performance compares to the established performance goals. Bonuses will be paid quarterly if the quarter’s performance goals are met. Bonus amounts above 100% of the target payout amount for any quarter will be paid after the end of fiscal 2006. Participants in the 2006 Bonus Plan must be employed at the end of the applicable period to receive a quarterly bonus payment and must be employed at the end of fiscal 2006 to receive payment of bonus amounts above 100% of the target payment amounts. If one or more quarterly performance goals is not met, but the annual performance goals are met, participants will receive a “catch-up” bonus, which would allow the total bonus paid for the year to equal up to the maximum (150%) of the target payout amount.
     The Compensation Committee also approved target payout levels as a percentage of base salary for 2006 Bonus Plan participants, including for the executive officers as set forth below.

Name	Title	2006 Target Payout
Matthew K. McCauley	Chief Executive Officer	100%
Lisa M. Harper	Chief Creative Officer and Chairman of the Board	100%
Kip Garcia	President	85%
Blair W. Lambert	Chief Operating Officer and Chief Financial Officer	85%
Marina Armstrong	Senior Vice President, Stores, Human Resources and Loss Prevention and Secretary	85%
Lynda Gustafson	Vice President, Controller	40%

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: February 16, 2006	By:	/s/ Blair W. Lambert
Blair W. Lambert
Chief Financial Officer and Chief Operating Officer